Exhibit 99.1

United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contact:     Courtney Boone
412.433.6791
Sarah Cassella
412.433.6777
FOR IMMEDIATE RELEASE
UNITED STATES STEEL CORPORATION NAMES COLLEEN M. DARRAGH VICE PRESIDENT AND CONTROLLER

PITTSBURGH, Feb. 25, 2015 – United States Steel Corporation (NYSE: X) Executive Vice President and Chief Financial Officer David Burritt today announced the promotion of Colleen M. Darragh to the position of vice president and controller, effective immediately. Darragh has served as acting controller since July 2014, at the company’s Pittsburgh headquarters.
As the chief accounting officer for the company, Darragh will be responsible for U. S. Steel’s global financial accounting, reporting and analysis functions.
“I am pleased to promote Colleen to this post, where she has served as a steadfast leader during the company’s transition,” Burritt said. “She brings a wealth of both internal and external professional experience to this role and we are fortunate to have her as a member of the executive team.”
Darragh, 45, joined U. S. Steel in 2006 as director - external reporting and advanced through a series of increasingly responsible roles within the finance and accounting organization. In 2010, she served as executive director - finance at the former U. S. Steel Serbia facility in Smederevo. Upon her return to the United States in 2012, she held leadership roles within benefits accounting and analysis before her appointment as acting controller in 2014.

Prior to joining U. S. Steel, Darragh served in a variety of accounting and finance roles at PPG Industries, Inc., most notably serving as a Sarbanes-Oxley specialist following the enactment of the bill in the early 2000s. She began her career as an accountant at Price Waterhouse LLP (now PwC) before advancing to a manager role at Ernst & Young LLP.
Darragh earned a bachelor’s degree in chemistry from the College of William and Mary in Williamsburg, Va., and a master’s degree in business administration with a concentration in accounting from the Katz Graduate School of Business at the University of Pittsburgh. She is a certified public accountant. Darragh also serves as treasurer on the board of directors of Girls Hope of Pittsburgh.
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United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 200 company with major production operations in the United States and Central Europe and an annual raw steelmaking capability of 24.4 million net tons. The company manufactures a wide range of value-added steel sheet and tubular products for the automotive, appliance, container, industrial machinery, construction, and oil and gas industries. For more information about U. S. Steel, please visit www.ussteel.com.